Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Increased Stake by Institutional Shareholders in Registered Direct Sale

LOS ANGELES (June 24, 2009) – Rentech, Inc. (NYSE AMEX: RTK) announced today that it has agreed to sell approximately 11 million common shares to current institutional shareholders of Rentech who are clients of a large, Boston-based investment advisor.

Rentech has entered into a definitive agreement to sell the shares of its common stock through a registered direct offering at a price of $0.58 per share and for gross proceeds of approximately $6.4 million. There are no commissions related to the transaction. Rentech intends to use the net proceeds from this offering for general corporate purposes, including to fund a portion of the development costs related to its recently announced renewable synthetic fuels and power project in Rialto, California.

The shares are being offered pursuant to the Company's effective shelf registration statement on Form S-3 as filed with the Securities and Exchange Commission. The closing of the offering is expected to take place on or about June 29, 2009, subject to satisfaction of customary closing conditions.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares may be offered only by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the Corporate Secretary, Rentech, Inc., 10877 Wilshire Blvd., Suite 710, Los Angeles, CA 90024.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Rentech Process is a patented and proprietary technology that converts synthesis gas from biomass and fossil resources into hydrocarbons that can be processed and upgraded into ultra-clean synthetic fuels, specialty waxes and chemicals. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region.

Rentech, Inc., 10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 including, whether the offering will close as expected on June 29, 2009 as expected, if at all, and the use of proceeds from the offering. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

Please contact: Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

Rentech, Inc., 10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM